EXHIBIT 15

February 16, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated May 7, 2015, August 4, 2015, and November 3, 2015 on our review of the interim financial information of Unit Corporation (the “Company”) for the three months ended March 31, 2015 and 2014, the three and six months ended June 30, 2015 and 2014 and the three and nine months periods ended September 30, 2015 and 2014, respectively, as included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, respectively, are incorporated by reference in the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 dated February 16, 2016.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tulsa, Oklahoma